Three Allen Center
333 Clay Street
Suite 4980
Houston, TX 77002

TEL 713 510 2400
FAX 713 510 2499
civeo.com

civeo

October 5, 2023

Allan D. Schoening

Re: Amendment to Retention Commitment Letter Agreement

Dear Al:

Reference is made to the retention commitment letter agreement that you entered into with Civeo Corporation dated July 26, 2022 (the "Letter Agreement"). This letter hereby amends the Letter Agreement by replacing the June 30, 2024 "Retention Date" set forth in the Letter Agreement with a Retention Date of December 31, 2024. In addition, Section 2 of the Letter Agreement is amended and restated to read as follows:

> "The Company will pay you a lump sum equal to your Target Bonus for each calendar year-end remaining in the Retention Commitment Period, which lump sum will be paid less all applicable taxes and withholdings within 60 days following the Termination Date."

In addition, subject to the approval of the Compensation Committee of the Company's Board of Directors, your annual long-term incentive award granted in 2024 is expected to be materially consistent with the size, terms and conditions of your 2023 long-term award, except that the entire value of such award will be subject to prorated, time-based vesting over a two-year period.

All other terms and conditions of the Letter Agreement remain in full force and effect. We thank you for your continued efforts and support during this time.

Sincerely,

Bradley J. Dodson
President & CEO

ACKNOWLEDGED AND ACCEPTED

Allan D. Schoening
Date: October 5, 2023